PROSPECTUS SUPPLEMENT (To Prospectus dated June 26, 2008)	Filed Pursuant to Rule 424(b)(5) Registration No. 333-151368

1,351,352 Shares

COMMON STOCK

Catalyst Pharmaceutical Partners, Inc. is offering 1,351,352 shares of its common stock at a price of $1.11 per share.

Our common stock is listed on the Nasdaq Capital Market under the symbol “CPRX”. On August 5, 2010, the last reported sale price of our common stock on the Nasdaq Capital Market was $1.11 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE S-5.

	Price to Public	Placement Fees (1)	Proceeds to company, before expenses
Per share	$ 1.11	—	$1.11
Total	$1,500,001	—	$1,500,001

(1)	No placement fees are being paid with respect to this offering.

August 6, 2010

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of common stock hereby and also adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent that there is any conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference herein or therein, on the other hand, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in this prospectus supplement, contained in the accompanying prospectus or incorporated herein or therein by reference. We have not authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained, or incorporated by reference, in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus, or of any sale of our common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents we have referred you to in the section entitled “Where You Can Find Additional Information” below in the accompanying prospectus.

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and accompanying prospectus carefully, including the “Risk Factors” section of this prospectus supplement, as well as our financial statements and the notes thereto incorporated by reference into the accompanying prospectus, for a more complete understanding of this offering and our business.

Overview

We are a development-stage biopharmaceutical company focused on the development and commercialization of prescription drugs targeting addiction and other diseases of the central nervous system such as epilepsy and neuropathic pain. We have two products in development. We are currently evaluating our lead product candidate, CPP-109 (our version of vigabatrin, a GABA aminotransferase inhibitor) for the treatment of cocaine addiction. CPP-109 has been granted “Fast Track” status by the U.S. Food & Drug Administration (“FDA”) for the treatment of cocaine addiction, which indicates that the FDA has recognized that CPP-109 is intended for the treatment of a serious or life-threatening condition for which there is no effective pharmacological treatment and which demonstrates the potential to address unmet medical needs. We also hope to evaluate CPP-109 for the treatment of other addictions and obsessive-compulsive disorders. Further we are in the early stages of developing CPP-115, which is another GABA aminotransferase inhibitor that we believe is more potent than vigabatrin but may have reduced side effects (e.g., visual field defects, or VFDs) from those associated with vigabatrin. We are planning to develop CPP-115 for several indications, including drug addiction, epilepsy and neuropathic pain. We believe that we control all current intellectual property for drugs that have a mechanism of action related to inhibition of GABA aminotransferase.

The successful development of CPP-109, CPP-115 or any other product we may acquire, develop or license is highly uncertain. We cannot reasonably estimate or know the nature, timing, or estimated expenses of the efforts necessary to complete the development of, or the period in which material net cash inflows are expected to commence due to the numerous risks and uncertainties associated with developing such products, including the uncertainty of:

•	the scope, rate of progress and expense of our non-clinical and clinical trials, proof-of-concept studies, and other product development activities;

•

the results of our non-clinical and clinical trials, and the number of clinical trials (and the scope of such trials) that will be required for us to seek and obtain approval of New Drug Applications (“NDA’s”) for CPP-109 and CPP-115; and

•	the expense of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights.

Based on an analysis of our current financial condition and forecasts of available cash, we believe we will need additional capital to fund many of the future clinical and non-clinical trials of CPP-109 and CPP-115 that will be required before we are permitted to file an NDA for CPP-105 or CPP-115. There can be no assurance that we will ever be able to commercialize CPP-109 and/or CPP-115.

Recent Developments

CPP-109

On April 13, 2010, we signed a definitive Clinical Trial Agreement (“CTA”) with the National Institute on Drug Abuse (“NIDA”) to jointly conduct a U.S. Phase II(b) clinical trial evaluating CPP-109 for the treatment of cocaine addiction. As part of the CTA, NIDA, under their agreement with the Veteran’s Administration Cooperative Studies Program, has agreed to provide substantial resources towards the estimated $10 million trial cost. We expect to contribute approximately $2.8 million in resources towards this trial. It is anticipated that this trial which will be an approximately 200 patient double-blind, placebo-controlled trial that will be initiated during the fall of 2010 will have top line data in the first quarter of 2012. This trial will be conducted at twelve leading addiction research facilities across the United States. This clinical trial is designed to confirm the safety and efficacy of CPP-109 for the treatment of cocaine addiction and if successful, we believe will qualify to be one of the adequate and well controlled trials required to support approval of an NDA.

During July 2010, we announced that the European Patent Office (“EPO”) granted to Brookhaven National Laboratory (“Brookhaven”) a European patent for the use of vigabatrin for the prevention of addiction to opioids (e.g. oxycodone, hydrocodone) used in pain management. By dampening dopamine release and thus, the euphoria associated with opioids, the opioid/vigabatrin combination may lower or prevent addictive liability without adversely affecting pain relief.

CPP-115

We are currently advancing the development of CPP-115 by undertaking the following non-clinical studies designed to demonstrate critical safety and efficacy characteristics of CPP-115:

•

CPP-115 is being evaluated through the Anticonvulsant Screening Program at the U.S. National Institutes of Health using a variety of recognized and widely accepted animal models for the evaluation of the effectiveness of potential anti-epileptic drugs.

•

The visual safety of CPP-115 is being evaluated and compared to the only FDA approved GABA aminotransferase inhibitor drug, vigabatrin. We hope to demonstrate that CPP-115’s enhanced mechanism of enzyme inactivation results in reduced or eliminated visual field defects compared to vigabatrin.

•	Genotoxicity and cardiac safety evaluations are on-going.

•

Through our CPP-109 collaborator, Stephen Dewey, Ph.D. at The North Shore LIJ Hospital, we will conduct studies to demonstrate CPP-115’s effectiveness in extinguishing the reinstatement of addictive behavior. Dr. Dewey will also conduct a PET imaging study to establish the minimum effective dose of CPP-115 required to modulate cocaine-induced dopamine surges. These studies, including an already completed conditioned place preference study, are considered the most predictive studies of a drug’s potential utility as a treatment for stimulant addiction. Vigabatrin performed well when previously evaluated in these same studies. The results of the CPP-115 conditioned place preference study referred to above have already been submitted to a peer-reviewed journal for publication.

Most of the studies described above are expected to be completed by the end of the third quarter of 2010. We expect to spend approximately $800,000 to complete all the non-clinical studies described herein.

There can be no assurance that CPP-115 will ultimately be proven to be safe and effective to treat drug addiction epilepsy or neuropathic pain or that CPP-115 will be determined not to have a similar visual field side effect profile to vigabatrin.

Update on clinical studies that we support

We have been advised that one of our clinical collaborators received a $1.2 million grant from the Department of Defense to conduct an animal study of the use of vigabatrin in combination with opiates to effectively manage pain while reducing the potential for opiate addiction. This research is being conducted by a research team led by Wynne K. Schiffer, Ph.D. and Stephen L. Dewey, Ph.D. of The Feinstein Institute for Medical Research at North Shore – Long Island Jewish Health System (“LIJ”) and by Jonathan D. Brodie, M.D., Ph.D. from the Department of Psychiatry at New York University’s School of Medicine. Drs. Dewey and Brodie are the co-inventors on the vigabatrin-related patents that we have licensed from Brookhaven National Laboratory and are members of our Scientific Advisory Board. The study is being conducted at the Feinstein Institute. Opioid abuse is one of the many substance addiction indications covered under our exclusive license of Brookhaven’s vigabatrin use patent portfolio. We have supplied CPP-109/vigabatrin to facilitate this study.

Currently, we are collaborating with other investigators by providing CPP-109 and access to our CPP-109 IND for studies that we believe will add value to our own research and development. These include studies for alcohol, nicotine, cocaine and methamphetamine addiction.

Discussions with strategic partners

We continue to have discussions with potential strategic partners interested in working with us on the development of CPP-109 and CPP-115. These discussions are very preliminary and may not result in relationships that we determine to pursue, and no such agreements have been entered into to-date.

NASDAQ Listing

Our common stock currently trades on the Nasdaq Capital Market. On November 13, 2009, we were informed by the Nasdaq Stock Market that, as a result of our common stock no longer meeting the requirement that it trade at a bid price of at least $1.00 per share, our common stock would be delisted from the Nasdaq Capital Market if, by May 12, 2010, we did not regain compliance with the requirement by our common stock trading at a bid price of at least $1.00 per share for a period of at least ten consecutive trading days. On April 26, 2010, we received notice from The Nasdaq Stock Market (“Nasdaq”) confirming that we had regained compliance with the $1.00 minimum bid price requirement for continued listing on The Nasdaq Capital Market, as a result of our common stock closing with a bid price of at least $1.00 for at least ten consecutive trading days. Further, we were informed that since we were back in compliance with the rule, the matter had been closed.

THE OFFERING

Common stock offered by us pursuant to this	1,351,352 shares
prospectus supplement

Common stock to be outstanding after this offering	19,394,737 shares

Use of proceeds	We will use the net proceeds from the sale of the securities for general corporate purposes. We will need additional funding beyond this offering to complete all of the clinical and non-clinical trials that we believe will be required before we are permitted to file NDAs for CPP-109 and CPP-115.

Risk Factors	See “Risk Factors” on page S-5 for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Dividend Policy	We currently intend to retain any future earnings to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future.

NASDAQ Capital Market symbol	“CPRX”

The number of shares of common stock outstanding after this offering excludes: 2,670,619 shares of common stock underlying currently outstanding stock options. Further, an additional 809,270 shares of common stock are reserved for future issuance under our 2006 Stock Incentive Plan.

RISK FACTORS

Investing in our securities involves risk. Please see the risk factors under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, as well as any subsequent updates that may be filed with our quarterly reports on Form 10-Q (including our latest Quarterly Report on Form 10-Q for the quarter ended March 31, 2010). Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also affect our business operations.

FORWARD LOOKING STATEMENTS

This report and the information incorporated by reference into it include “forward-looking statements.” All statements regarding our expected financial position and operating results, our business strategy, our product development efforts, including the anticipated timing of receipt of results from our clinical trials, our financing plans and trends relating to our business and industry are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by our forward-looking statements. We cannot promise that our expectations described in such forward-looking statements will turn out to be correct. Factors that may impact such forward-looking statements include, among others, our ability to successfully complete clinical trials required for us to file new drug applications for CPP-109 and for CPP-115, our ability to complete such trials on a timely basis and within the budgets we establish for such trials, our ability to obtain the funding for such trials, our ability to protect our intellectual property, whether others develop and commercialize products competitive to our products, changes in the regulations affecting our business, our ability to attract and retain skilled employees, and changes in general economic conditions and interest rates. The risk factors section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 describes a number of significant risks associated with our business. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

We will use the net proceeds from the sale of the securities (approximately $1,450,000) for general corporate purposes.

We will need additional funding beyond this offering to complete all of the clinical trials that we believe will be required before we are permitted to file an NDA for CPP-109 for use in treating cocaine addiction and to complete the pre-clinical and clinical trials that we believe will be required before we are permitted to make any filings regarding CPP-115 for the treatment of addiction or epilepsy.

Pending the application of the net proceeds for these purposes, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

DILUTION

Purchasers of our common stock offered by this prospectus supplement and the accompanying prospectus will experience an immediate dilution in the net tangible book value of their common stock from the public offering price. The net tangible book value of our common stock as of March 31, 2010 was $6,655,164 or $0.37 per share. Net tangible book value per share of our common stock is equal to our net tangible assets (tangible assets less total liabilities) divided by the number of shares of our common stock issued and outstanding as of March 31, 2010.

Dilution per share represents the difference between the public offering price per share of our common stock and the adjusted net tangible book value per share of our common stock after giving effect to this offering. After reflecting the sale of 1,351,352 shares of our common stock offered by us at the public offering price of $1.11 per share, less estimated offering expenses, our adjusted net tangible book value per share of our common stock at March 31, 2010 would have been $8,105,165, or $0.42 per share. This change represents an immediate increase in net tangible book value per share of our common stock of $0.05 per share to existing shareholders and an immediate dilution of $0.69 per share to new investors purchasing shares of our common stock pursuant to this offering. The following table illustrates this per-share dilution:

Public offering price per share		$1.11

Net tangible book value per share as of March 31, 2010	$0.37
Increase per share attributable to existing investors	0.05

Adjusted net tangible book value per share as of March 31, 2010		0.42

Dilution per share to new investors		$0.69

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2010:

•	on an actual basis, and

•

on a pro forma basis after giving effect to our sale in this offering of 1,351,352 shares of common stock at an offering price of $1.11 per share and our receipt of an estimated $1,450,000 in net proceeds therefrom, after deducting estimated offering expenses to be paid by us.

This table should be read in conjunction with our financial statements contained in our Annual Report on Form 10-K for the Fiscal Year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

	March 31, 2010
	Actual	Pro Forma
Cash and cash equivalents	$6,757,689	$8,207,690

Stockholders’ equity
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 18,043,385 shares outstanding actual and 19,394,737 shares outstanding pro forma	18,043	19,395
Additional paid-in capital	35,387,396	36,836,045
Accumulated deficit	(28,750,275)	(28,750,275)

Total stockholders’ equity	6,655,164	8,105,165

Total capitalization	$6,655,164	$8,105,165

The number of shares of common stock outstanding after this offering excludes 2,670,619 shares of common stock underlying currently outstanding stock options. Further, an additional 809,270 shares of common stock are reserved for future issuance under our 2006 Stock Incentive Plan.

PLAN OF DISTRIBUTION

We are offering the shares of our common stock directly to one or more institutional investors. This prospectus supplement will be distributed to the investors who agree to purchase our common stock, informing the investors of the closing date as to such shares. We currently anticipate that the closing of the sale of 1,351,352 shares of our common stock will take place on or about August 9, 2010. Investors will also be informed of the date and manner in which they must transmit the purchase price for their shares.

On the scheduled closing date, we will receive funds in the amount of the aggregate purchase price. No placement fee will be due and payable in connection with the sale of the 1,351,352 shares of our common stock.

Our shares of common stock are quoted on the Nasdaq Capital Market under the symbol “CPRX”.

Delivery of the shares in this offering is expected on or about August 9, 2010, which will be on or before the second business day following the trade date of the shares. Pursuant to Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in no less than three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the closing date extends beyond the third business day following the trade date of the shares, then purchasers who wish to trade shares purchased in this offering on the trade date will be required, by virtue of the fact that the shares purchased in this offering initially will settle on the fourth business day, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the shares in this offering who wish to trade their shares on the trade date should consult their own advisor.

LEGAL MATTERS

The validity of the shares of common stock we are offering will be passed upon by Akerman Senterfitt, Miami, Florida.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this prospectus, except for any information superseded by information in this prospectus or by any information in a prospectus supplement accompanying this prospectus.

The following documents filed with the SEC are incorporated by reference in this prospectus:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2009;

2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

3.	Our Current Report on Form 8-K, dated May 21, 2010 (reporting the results of our 2010 annual meeting of stockholders);

4.	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on September 29, 2006, along with Amendment No. 1 thereto, filed with the SEC on October 18, 2006; and

5.	All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, from the date of filing of such documents, before the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold.

You may obtain a copy of any of these documents at no cost by requesting them from us or by writing or calling: Catalyst Pharmaceutical Partners, Inc., 355 Alhambra Circle, Suite 1370, Coral Gables, Florida, 33134, Attn: Investor Relations, or by calling (305) 529-2522. Copies of each of these filings are also available for no cost on our website, www.catalystpharma.com, or on the SEC’s web site, www.sec.gov.

PROSPECTUS

$ 30,000,000

Common Stock

We may, from time to time, sell shares of our common stock in one or more offerings in amounts, at prices and on terms that we determine at the time of the offering, with an aggregate initial offering price of up to $30,000,000. We will provide you of the specific terms of such securities in supplements to this prospectus. However, in no event will we sell securities with a value exceeding more than 1/3 of our public float in any 12-month period. You should read this prospectus and any prospectus supplement carefully before you invest.

INVESTING IN OUR SECURITIES INVOLVES RISKS. THE RISKS ASSOCIATED WITH AN INVESTMENT IN OUR SECURITIES WILL BE DESCRIBED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND IN OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION THAT ARE INCORPORATED BY REFERENCE HEREIN, ALL AS MORE PARTICULARLY DESCRIBED UNDER THE CAPTION “RISK FACTORS” ON PAGE 4 OF THIS PROSPECTUS.

Our common stock is listed on the Nasdaq Global Market and trades under the symbol “CPRX”. On May 30, 2008, the last reported sale price for our common stock on the Nasdaq Global Market was $3.59 per share.

The common stock may be sold by us to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any common stock with respect to which this prospectus is delivered, the names of such underwriters and any applicable discounts or commissions, and any over-allotment options will be set forth in a prospectus supplement. The price to the public and the net proceeds we expect to receive from such sale will also be set forth in the prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 26, 2008.

About this Prospectus	1
About the Company	1
Information Regarding Forward-Looking Statements	4
Risk Factors	4
Use of Proceeds	5
Price Range of Common Stock and Dividend Policy	5
General Description of our Common Stock	6
Plan of Distribution	10
Legal Matters	11
Experts	11
Where You Can Find Additional Information	11
Incorporation by Reference	12

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under this shelf registration process, we may sell shares of our common stock in one or more offerings up to a total dollar amount of $30,000,000. However, in no event will we sell securities with a value exceeding more than 1/3 of our “public float” (the market value of our common stock held by non-affiliates) in any 12 month period. This prospectus provides you with a general description of our common stock. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of the applicable offering. The prospectus supplement may also add, change, or update information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with any additional information described under the heading “Incorporation by Reference.”

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

Reference in this prospectus to “we”, “our”, “us”, the “Company”, or “Catalyst” refer to Catalyst Pharmaceutical Partners, Inc., a Delaware corporation.

ABOUT THE COMPANY

We are a development-stage biopharmaceutical company focused on the acquisition, development and commercialization of prescription drugs for the treatment of drug addiction and obsessive compulsive disorders. Our initial product candidate is CPP-109, which is our version of vigabatrin.

The successful development of CPP-109 or any other product we may develop, acquire, or license is highly uncertain. We cannot reasonably estimate or know the nature, timing, or estimated expenses of the efforts necessary to complete the development of, or the period in which material net cash inflows are expected to commence due to the numerous risks and uncertainties associated with developing, such products, including the uncertainty of:

•	the scope, rate of progress and expense of our clinical trials and our other product development activities;

•

the results of future clinical trials, and the number of clinical trials (and the scope of such trials) that will be required to seek and obtain approval of a New Drug Application (“NDA”) for CPP-109; and the expense of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights.

Our principal executive offices are located at 355 Alhambra Circle, Suite 1370, Coral Gables, Florida 33134. Our telephone number is (305) 529-2522. Our website is http://www.catalystpharma.com . The information contained in, or that can be accessed through, our website is not a part of this prospectus.

Recent Developments

U.S. Phase II clinical trial for cocaine addiction

During July 2007, we initiated a randomized, double-blind, placebo-controlled U.S. Phase II clinical trial evaluating the use of CPP-109 in treating patients with cocaine addiction. We estimate that the cost of this trial will be approximately $6,000,000.

The trial is expected to enroll 180 cocaine addicted patients at not less than 11 addiction treatment clinical centers in the United States. Patients will be treated for a period of 12 weeks, with an additional 12 weeks of follow-up. The primary endpoint of the trial is to demonstrate that a larger proportion of CPP-109-treated subjects than placebo-treated subjects will be cocaine-free during their last two weeks of treatment (weeks 11 and 12). Additionally, we will be measuring several secondary endpoints based on reductions of cocaine use and craving. To be eligible to participate in this trial, participants must meet specific clinical standards for cocaine dependence, as specified in DSM-IV, a set of diagnosis guidelines established for clinical professionals. Additionally, trial participants cannot meet the DSM-IV criteria for dependence on most other addictive substances. Further, eye safety studies will be conducted on all trial participants before and after the trial to determine the extent of visual field defects that may occur as a result of the trial among such participants, if any. We began enrolling patients in this trial in January 2008 after the protocol for our trial was accepted by the U.S. Food and Drug Administration (“FDA”). Based on currently available information, we expect to have initial top-line results from this trial in the fourth quarter of 2008. However, the date we obtain the results from our study will ultimately depend on the timing of patient enrollment into our study, which cannot be predicted with absolute certainty. Additional information about our trial can be found at www.clinicaltrials.gov.

U.S. Phase II clinical trial for methamphetamine addiction

We expect to initiate during the second quarter of 2008 a 180 patient randomized, double-blind, placebo-controlled U.S. Phase II clinical trial evaluating the use of CPP-109 in treating patients with methamphetamine addiction. This trial will be similar to our cocaine trial. We currently estimate that the cost of this trial will be approximately $5,900,000. Based on currently available information, we expect to have initial top-line results from this trial during the third quarter of 2009.

Contemplated pilot clinical trials

We hope to initiate during 2008 a Phase II clinical trial evaluating CPP-109 for the treatment of binge eating disorder. We are also contemplating and hope to launch during 2008 additional Phase II proof-of-concept trials evaluating the use of CPP-109 for the treatment of other addictions, including alcohol and nicotine.

Discussions with strategic partners

We have had in the past, and expect to continue to have in the future, discussions with potential strategic partners interested in working with us on the development of CPP-109. No agreements have been entered into to date with any potential strategic partners.

INFORMATION REGARDING FORWARD LOOKING STATEMENTS

Some of the statements provided in or incorporated by reference by this prospectus contain “forward-looking statements,” including statements regarding our expectations, beliefs, plans or objectives for future operations and anticipated results of operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “proposes,” “plans,” “expects,” “intends,” “may” and similar expressions are intended to identify forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements made in this prospectus are based on current expectations that involve numerous risks and uncertainties, including but not limited to the following:

•	our having sufficient financial resources and the ability to successfully complete the clinical trials required for us to file an NDA for CPP-109;

•	our ability to complete our clinical trials on a timely basis and within the budgets we establish for such trials;

•	our ability to protect our intellectual property;

•	whether others develop and commercialize products competitive to our products;

•	changes in the regulations affecting our business;

•	our ability to attract and retain skilled employees; and

•	changes in general economic conditions and interest rates.

Our current plans and objectives are based on assumptions relating to the development of our business. Although we believe that our assumptions are reasonable, any of our assumptions could prove inaccurate. In light of the significant uncertainties inherent in the forward-looking statements made herein, which reflect our views only as of the date of this prospectus, you should not place undue reliance upon such statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, or any updates in subsequent Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated in this prospectus by reference and any applicable prospectus supplement, in light of your particular investment objectives.

USE OF PROCEEDS

Except as may otherwise be provided in a prospectus supplement, we will use the net proceeds from the sale of the securities to fund a Phase III clinical trial evaluating the use of CPP-109 to treat cocaine addiction, to fund additional clinical trials required to allow us to file an NDA for cocaine addiction, to fund additional clinical trials evaluating the use of CPP-109 to treat other addictions or obsessive compulsive disorders, and for general corporate purposes. When particular securities are offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of these securities. Pending the application of the net proceeds for these purposes, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Since November 8, 2006, our common stock has been traded on the Nasdaq Global Market under the symbol “CPRX”. Prior to such date, there was no market for our common stock. The last reported sale price of our common stock on May 30, 2008 on the Nasdaq Global Market was $3.59 per share. The following table sets forth the high and low sale prices for our common stock for the periods indicated as reported on the Nasdaq Global Market.

	High	Low
Year Ended December 31, 2006
Fourth Quarter (from November 8, 2006)	$6.15	$4.25

Year Ended December 31, 2007
First Quarter	$6.83	$3.80
Second Quarter	$4.65	$3.48
Third Quarter	$4.00	$2.70
Fourth Quarter	$3.51	$2.50

Year Ended December 31, 2008
First Quarter	$3.87	$2.94
Second Quarter (through May 30, 2008)	$3.99	$3.30

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support operations and finance the growth and development of our business and do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our Board of Directors.

GENERAL DESCRIPTION OF OUR COMMON STOCK

The following summary of the material features of our common stock does not purport to be complete and is subject to, and qualified in its entirety by the provisions of our Certificate of Incorporation, our Bylaws and other applicable law. See “Where You Can Find Additional Information”.

Our authorized capital currently consists of 100,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of the date of this prospectus, we had 12,567,226 shares of our common stock outstanding. There are no shares of preferred stock outstanding.

We are a Delaware corporation, and were incorporated on July 24, 2006. We are the successor by merger to Catalyst Pharmaceutical Partners, Inc., a Florida corporation, which was incorporated in January 2002.

Each holder of common stock is entitled to one vote for each share held of record on all matters presented to our stockholders, including the election of directors. In the event of our liquidation, dissolution, or winding-up, the holders of common stock are entitled to share ratably and equally in our assets, if any, that remain after paying all debts and liabilities and the liquidation preferences of any outstanding preferred stock. The common stock has no preemptive or cumulative rights and no redemption or conversion provisions.

Holders of our common stock are entitled to receive dividends if, as, and when declared by our Board of Directors out of funds legally available therefor, subject to the dividend and liquidation rights of any preferred stock that may be issued and outstanding, all subject to any dividend restrictions in our credit facilities. No dividend or other distribution (including redemptions and repurchases of shares of capital stock) may be made, if after giving effect to such distribution, we would not be able to pay our debts as they come due in the usual course of business, or if our total assets would be less than the sum of our total liabilities plus the amount that would be needed at the time of a liquidation to satisfy the preferential rights of any holders of preferred stock.

Provisions of the Certificate and Bylaws

A number of provisions of our certificate of incorporation and bylaws concern matters of corporate governance and the rights of stockholders. Certain of these provisions, as well as the ability of our board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the board of directors (including takeovers which certain stockholders may deem to be in their best interests). To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the classified board of directors (which we are proposing to declassify) and the ability of the board to issue preferred stock without further stockholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to our stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contests, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of the common stock. The board of directors believes that these provisions are appropriate to protect our interest and the interests of our stockholders.

Issuance of Rights. The certificate authorized the board of directors to create and issue rights (the “rights”) entitling the holders thereof to purchase from us shares of capital stock or other securities. The times at which, and the terms upon which, the rights are to be issued may be determined by the board of directors and set forth in the contracts or instruments that evidence the rights. The authority of the board of directors with respect to the rights includes, but is not limited to, the determination of (1) the initial purchase price per share of the capital stock or other securities of Catalyst Pharmaceutical Partners, Inc. to be purchased upon exercise of the rights, (2) provisions relating to the times at which and the circumstances under which the rights may be exercised or sold or otherwise transferred, either together with or separately from, any other securities of Catalyst Pharmaceutical Partners, Inc., (3) antidilutive provisions which adjust the number or exercise price of the rights or amount or nature of the securities or other property receivable upon exercise of the rights, (4) provisions which deny the holder of a specified percentage of the outstanding securities of Catalyst Pharmaceutical Partners, Inc. the right to exercise the rights and/or cause the rights held by such holder to become void, (5) provisions which permit Catalyst Pharmaceutical Partners, Inc. to redeem the rights and (6) the appointment of a rights agent with respect to the rights.

Meetings of Stockholders. The bylaws provide that a special meeting of stockholders may be called only by the board of directors unless otherwise required by law. The bylaws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at that special meeting, unless otherwise provided by law. In addition, the bylaws set forth certain advance notice and informational requirements and time limitations on any director nomination or any new business which a stockholder wishes to propose for consideration at an annual meeting of stockholders.

No Stockholder Action by Written Consent. The certificate provides that any action required or permitted to be taken by our stockholders at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders in lieu thereof.

Amendment of the Certificate. The certificate provides that an amendment thereof must first be approved by a majority of the board of directors and (with certain exceptions) thereafter approved by the holders of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal; provided, however, that the affirmative vote of 80% of the total votes eligible to be cast by holders of voting stock, voting together as a single class, is required to amend provisions relating to the establishment of the board of directors and amendments to the certificate.

Amendments of Bylaws. The certificate provides that the board of directors or the stockholders may amend or repeal the bylaws. Such action by the board of directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of the holders of at least two-thirds of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal at an annual meeting of stockholders or a special meeting called for such purposes, unless the board of directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal.

Certain Anti-Takeover Matters

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, or Delaware law, regulating corporate takeovers. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholders for a period of three years following the date that the stockholder became an interested stockholder, unless:

•

either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by our board of directors before the date the interested stockholder attained that status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participates do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after that date, the business combination is approved by our board of directors and authorized at a meeting of stockholders, and not by written consent, by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Limitation of Liability and Indemnification Matters

Our certificate of incorporation limits the liability for monetary damages for breach of fiduciary duty by members of our Board of Directors, except for liability that cannot be eliminated under Delaware law. Under Delaware law, our directors have a fiduciary duty to us which is not eliminated by this provision in our certificate of incorporation. In addition, each of our directors is subject to liability under Delaware law for breach of their duty of loyalty for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct or knowing violations of law for actions leading to improper personal benefit to the director and for payments of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision does not affect our directors’ responsibilities under any other laws, such as federal securities laws.

Delaware law provides that the directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability for any of the following:

•	any breach of a director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Delaware law provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which our directors and officers may be entitled to under our bylaws, any agreement, a vote of stockholders or otherwise. Our certificate of incorporation and bylaws eliminate the personal liability of directors to the maximum extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws provide that we may fully indemnify any person who is or was a party to or is threatened to be made a party to any threatened, pending or completed action, suit of proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was one of our directors, officers, employees or other agents, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

Listing

Our common stock is listed on the Nasdaq Global Market and trades under the symbol “CPRX”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company. They are located at 17 Battery Park, 8th Floor, New York, New York 10004. They can be reached via telephone at (212) 509-4000.

PLAN OF DISTRIBUTION

We may sell the securities from time-to-time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities (1) through underwriters or dealers, (2) through agents, and/or (3) directly to one or more purchasers. However, in any given 12-month period, we may only sell securities hereunder with a value of up to one third of our “public float” (the market value of our common stock held by non-affiliates). We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may change;

•	market prices prevailing at the time of sale;

•	prices relating to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

The applicable prospectus supplement with respect to a particular offering of securities will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters, and if required, any dealers or agents;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over–allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over–allotments or short positions by making purchases in the open market or by exercising their over–allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

LEGAL MATTERS

Certain legal matters in connection with any offering of securities made by this prospectus will be passed upon for us by Akerman Senterfitt, Miami, Florida.

EXPERTS

The financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2007 incorporated by reference in this Prospectus have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC–0330 for further information on the operating rules and procedures for the public reference room.

This prospectus does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this prospectus, except for any information superseded by information in this prospectus or by any information in a prospectus supplement accompanying this prospectus.

The following documents filed with the SEC are incorporated by reference in this prospectus:

6.	Our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 25, 2008;

7.	Our Proxy Statement for our Annual Meeting of Stockholders to be held on June 18, 2008, filed with the SEC on April 29, 2008;

8.	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2008, filed with the SEC on May 15, 2008;

9.	Our description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on September 29, 2006, along with Amendment No. 1 thereto, filed with the SEC on October 18, 2006; and

10.	All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, from the date of filing of such documents, before the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold.

You may obtain a copy of any of these documents at no cost by requesting them from us or by writing or calling: Catalyst Pharmaceutical Partners, Inc., 355 Alhambra Circle, Suite 1370, Coral Gables, Florida, 33134, Attn: Investor Relations, or by calling (305) 529-2522. Copies of each of these filings are also available for no cost on our website, http://www.catalystpharma.com , or on the SEC’s web site, http://www.sec.gov .